Exhibit 10.1

FOMO WORLDWIDE ISSUED NOTICE OF ALLOWANCE FOR “FOMO CAN” BY USPTO

Chicago IL, November 22, 2022 – FOMO WORLDWIDE, INC.’s (OTC: FOMC) trademark application for “FOMO” for health and beauty beverages and canned drinks using nutraceuticals has been granted a notice of allowance (“NOA”) by the USPTO (U.S. Serial Number: 97099373). The trademark previously passed the 30-day objection window that was initiated September 27, 2022 through publication in the USPTO Gazette, which followed a one-year review process. As a result, according to the USPTO, the trademark will be issued to FOMO WORLDWIDE, INC. upon delivery of proof and plans for commercialization (i.e., “Statement of Use” or “SOU”).

FOMO is working with its minority investment Himalaya Technologies, Inc. (OTC: HMLA) to activate a signed co-pack agreement with a regional craft beer and soda manufacturer and to formulate the beverage with FOMO’s and Himalaya’s minority investment GenBio, Inc. (https://genbioinc.com/). We intend to offer the product on a B2B basis through our manufacturing partner’s 32-state distribution network which includes Big Box retailers, directly through major retail distribution companies, and on a B2C and B2B basis through online channels including social media.

Said Vik Grover, CEO: “The time-consuming process for trademark protection for FOMO CAN is nearing completion. I believe there is a significant market for a health drink that can combat inflammation and high blood pressure while providing non-caffeinated energy to consumers. The FOMO brand should resonate with customers seeking these benefits while adding nutrition to their diets ‘morning-noon-and-night’. We intend to trademark FOMO for other consumer facing products and services and explore international protections to further cement the brand’s sustainable value.”

Further information on the trademark and USPTO can be found at https://www.uspto.gov/.

About FOMO WORLDWIDE, INC.

FOMO WORLDWIDE, INC. (https://www.fomoworldwide.com/) p/k/a FOMO CORP. is a publicly traded company focused on business incubation and acceleration. The Company invests in and advises emerging companies aligned with a growth mandate. FOMO is developing direct investment and affiliations - majority- and minority-owned as well as in joint venture formats - that afford targets access to the public markets for expansion capital as well as spin-out options to become their own stand-alone public companies.

Forward Looking Statements

Statements in this press release about our future expectations, including without limitation, the likelihood that FOMO WORLDWIDE, INC. will be able to meet minimum sales expectations, be successful and profitable in the market, bring significant value to FOMO WORLDWIDE, INC.’s stockholders, and leverage capital markets to execute its growth strategy, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law. FOMO’s business strategy described in this press release is subject to innumerable risks, most significantly, whether the Company is successful in securing adequate financing. No information in this press release should be construed in any form shape or manner as an indication of the Company’s future revenues, financial condition, or stock price.

Investor Contact

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IR@fomoworldwide.com